Exhibit 10.40

July 23, 2020

VIA EMAIL

Shahriar Rafimayeri

Dear Shahriar,

Mimecast North America, Inc. (“Mimecast” or the “Company”) is pleased to offer you the position of Chief Information Officer. Our offer is contingent on a successful background check being completed  and your compensation details are subject to approval by Mimecast’s Board of Directors. Your home office will be our office located in Lexington, Massachusetts, and you will be expected to travel from time to time to our global offices. You would report directly to me as part of our senior executive team.

Our offer of employment is as follows:

i.	Your semi-monthly salary will be $14,583.33 ($350,000.00 annualized), to be paid on a semi-monthly basis.
ii.

You will be eligible to participate in a discretionary executive performance-based bonus plan through which you will be eligible to receive a bonus of up to sixty percent (60%) of your annual salary, pro-rated as applicable based on your start date, provided you remain employed with the Company through the date upon which the bonuses are awarded; this bonus is typically paid quarterly based on financial results per the Mimecast Corporate Incentive Program (“MCI Program”), which may be subject to change. A copy of the fiscal year 2021 MCI Program is enclosed.

iii.	You will be eligible to participate in our annual performance equity grant program, which is typically allocated in April each calendar year and is based on an annual Executive

Compensation Review and subject to approval by Mimecast’s Board of Directors.

www.mimecast.com | All Rights Reserved Mimecast | Limited is a company registered in Jersey. Registered Of ice number: 119119 VAT:GB 123419734

iv.       Subject to approval by Mimecast’s Board of Directors, you will be awarded a new hire equity grant with a value equal to $2,500,000, which will be issued on the first trading day of the month following your hire date. Fifty percent (50%) of the value will be issued in the form of Restricted Share Units (“RSUs”) and fifty percent (50%) of the value will be issued in the form of Non-Qualified Stock Options (“NQSOs”). Value-based equity grants will be determined based on the fair market value (“FMV”) determined at the closing price of ordinary shares on the day of grant. The number of RSUs issued will be calculated as the value of the RSU grant award divided by the closing price of our ordinary shares on the day of grant. The number of NQSOs will be calculated as the value of the NQSO grant award divided by the option value on the day of grant; option value will be determined using the generally accepted accounting valuation on day of grant (i.e., Black-Scholes). The actual number of RSUs and NQSOs issued will be rounded down to the nearest share or option unit. Unless otherwise specified in the schedule to the NQSO agreement, the vesting schedule shall be as follows: twenty-five percent

(25%) of the NQSOs shall be vested on the first anniversary of the vesting commencement date and thereafter six and twenty-five hundredths (6.25%) of the option shares shall vest quarterly until the option shares are fully vested on the fourth anniversary of the vesting commencement date. Unless otherwise specified in the schedule to the RSU agreement, the vesting schedule shall be as follows: twenty-five percent 25% of the RSUs shall be vested on the anniversary of the vesting commencement date and annually thereafter until the RSUs are fully vested on the fourth anniversary of the vesting commencement date.

v.

You will be eligible to receive a sign-on bonus of $100,000, provided you begin your employment with Mimecast prior to October 1, 2020. If your employment with the Company terminates for any reason prior to the first anniversary of your start date, you will be required to repay this sign-on bonus to the Company in full, except in a circumstance where the Company terminates your employment without Cause (as defined in the next paragraph) or you terminate your employment Good Reason (as defined below).

vi.       If your employment is terminated within one (1) year from your start date by the Company or any successor company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), then you will continue to receive your base salary, target bonus and health and dental insurance benefits for a period of time after the date of termination equal to nine (9) months, in each such case subject to your execution and delivery of a release drafted by and satisfactory to counsel for the Company. If your employment is terminated after the one (1) year anniversary of your start date by the Company or any successor company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), then you will continue to receive your base salary, target bonus and health and dental insurance benefits for a period of time after the date of termination equal to six (6) months, in each such case subject to your execution and delivery of a release drafted by and satisfactory to counsel for the Company. “Cause” shall mean, for purposes of this letter, willful misconduct by you relating to your duties to the Company, willful failure by you to perform your responsibilities to the Company as determined by the Company in good faith, a material breach by you of the Agreement (as defined below) or an indictment for a felony or any crime involving moral turpitude not involving a traffic offense. “Good Reason” shall mean, for purposes of this letter, the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary or total target compensation of more than five percent (5%); (ii) a material diminution in your duties, authority or responsibilities; or (iii) a material relocation; or (iv) a material breach by the Company of this offer letter.

vii.       If there is a Change of Control (as defined below) with respect to the Company, fifty percent (50%) of any of your then unvested outstanding NQSOs and RSUs (or other equity awards, if any) will immediately become vested and exercisable. In addition, if within one (1) year after a Change of Control your employment is terminated by the Company or any successor company without Cause (as defined above) or you terminate your employment for Good Reason (as defined above), then the remainder of your unvested NQSOs and RSUs (or other equity) will become immediately vested and exercisable. For the avoidance of doubt, “Change of Control” means the sale of all or substantially all the stock or assets of Company through a merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions. A merger or consolidation of the Company means that the shareholders of the Company hold less than fifty percent (50%) of the shares in the resulting entity on completion of the transaction.

viii.       You will be eligible for four (4) weeks of vacation annually in addition to other benefits available to employees for sick and holiday time, which will be pro-rated for the remainder of the fiscal year.

Your employment relationship with Mimecast will be “at-will” meaning that you are free to resign from, and Mimecast is free to terminate, your employment at any time for any reason, with or without notice. Nothing in this offer letter shall be construed to alter this ‘at-will’ employment relationship.

Your acceptance of this offer (‘Offer Letter’) is subject to your signature on the enclosed

‘Confidentiality and Non-Disclosure Agreement (the “Agreement”). No prior promises, discussions, representations, or other understandings relative to terms or conditions of your employment are to be considered part of this agreement unless expressed in writing in this Offer Letter and the Agreement.

Mimecast reserves the right to conduct background and reference checks and your employment is contingent on satisfactory results of those checks. Upon acceptance, we will provide you with the new hire paperwork and an I-9 form, which is required by the government to verify employment eligibility. Noted on the back of the I-9 are lists of acceptable documents for this purpose. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them.

Shahriar, we are very excited to have you join our growing team and I believe you can be extremely successful with us. If you have any questions, please do not hesitate to call me at         . Otherwise, please confirm your acceptance of this offer of

employment and start date by email to me at                          .

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Sincerely, Peter Bauer

Chief Executive Officer

                                           /s/ Peter Bauer

Accepted by:  /s/ Shariar Rafimayeri

Date: July 23, 2020

Enclosures

CC:                 Karen Anderson, CHRO